EXHIBIT 23


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-62765 & 333-80801) of Global Imaging Systems, Inc. of our report dated September 22, 2000 relating to the financial statements of the Global Imaging Systems, Inc. 401(k) Retirement Plan, which appears in this Form 11-K.



PRICEWATERHOUSECOOPERS LLP
Tampa, Florida
September 22, 2000